CINDY SHY, P.C.
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                  A Professional Law Corporation



                          July 17, 2003

Board of Directors
IDI Global, Inc.
462 East 800 North
Orem, UT 84097

     Re:     Registration Statement on Form S-8

Members of the Board:

     This firm has acted as counsel to IDI Global, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"). The Registration Statement relates to the registration of 197,500 common shares, par value $0.001, to be offered pursuant to the IDI Global, Inc. 2002 Equity Incentive Plan (the "Plan").

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:
     (i)  the Articles of Incorporation and bylaws of the Company, as amended;
     (ii) certain resolutions and written consents of the Board of Directors of the Company relating to the issuance and registration of the shares;
     (iii)a copy of the IDI Global, Inc. 2002 Equity Incentive Plan; and
     (iv) such other documents as we have deemed necessary or appropriate as the basis for the opinions set forth below.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to this firm as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

     Based on and subject to the foregoing, we are of the opinion that the 197,500 common shares to be offered under the Plan have been duly authorized. The shares will be, when and if issued, validly issued, fully paid and non-assessable shares of the Company.

     This opinion is expressly limited in scope to the shares described herein and which are to be expressly covered by the above referenced registration statement and does not cover any subsequent issuances of any securities to be made in the future pursuant to any other plans, if any, pertaining to services performed in the future. Any such transactions are required to be included in a new registration statement or a post-effective amendment to the above referenced registration statement, which will be required to include a revised or a new opinion concerning the legality of


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2157 S. Lincoln Street, Suite 202 * Salt Lake City, Utah 84106 *
                (801)323-2392 * Fax (801)364-5645




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the securities to be issued.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                                  /s/ Cindy Shy


                                  Cindy Shy, P.C.